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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
SCHEDULE TO
(Rule 13e-4)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

FINISAR CORPORATION
(Name of Subject Company (Issuer) and Filing Person (Offeror))

Certain Options to Purchase Common Stock, Par Value $0.001 Per Share
(Title of Class of Securities)

31787A 10 1
(CUSIP Number of Class of Securities)
(Underlying Common Stock)

Stephen K. Workman
Senior Vice President, Finance, Chief Financial Officer and Secretary
Finisar Corporation
1308 Moffett Park Drive
Sunnyvale, CA 94089
(408) 548-1000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
Communications on Behalf of Filing Person)

Copies to:
Dennis Sullivan, Esq.
William H. Hoffman, Esq.
Gray Cary Ware & Freidenrich LLP
400 Hamilton Avenue
Palo Alto, California 94301
(650) 833-2000

CALCULATION OF FILING FEE

Transaction Valuation* $13,855,420.00	Amount of Filing Fee** $1,274.70

*
Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 33,793,708 shares of common stock of Finisar Corporation having an aggregate value of $13,855,420.00 as of November 1, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model.

**
The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended by Fee Rate Advisory #6, effective October 18, 2002, equals $92.00 per $1,000,000 of the value of the transaction.

☒
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$1,274.70
Form or Registration No.:	Schedule TO-I
Filing Party:	Finisar Corporation
Date Filed:	November 8, 2002
☐
Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☐
  third party tender offer subject to Rule 14d-1.

  ☒
  issuer tender offer subject to Rule 13e-4.

  ☐
  going-private transaction subject Rule 13e-3.

  ☐
  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Introductory Statement

        This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO filed by Finisar Corporation (the "Company") with the Securities and Exchange Commission on November 8, 2002, as amended on November 25, 2002 by Amendment No. 1 to such Tender Offer Statement (the "Schedule TO"), relating to an offer by the Company to exchange certain eligible stock options to purchase shares of the Company's common stock, par value $0.001 per share, currently outstanding under the Company's 1989 Stock Option Plan (the "1989 Plan"), the Company's 1999 Stock Option Plan (the "1999 Plan"), the Company's 2001 Nonstatutory Stock Option Plan (the "2001 Plan"), the Demeter Technologies, Inc. 2000 Stock Option Plan (the "Demeter Plan") or the Shomiti Systems, Inc. 1995 Stock Plan (the "Shomiti Plan"), for new options that will be granted under either the 1999 Plan or the 2001 Plan upon the terms and subject to the conditions set forth in the Offer to Exchange that was filed as Exhibit (a)(1)(A) to the Schedule TO.

        This Amendment No. 2 amends and supplements the Schedule TO and the Offer to Exchange, in order to:

            (i)  file as Exhibit (a)(1)(M) a Press Release, dated December 11, 2002, announcing an extension of the Offer until 9:00 p.m., Pacific Time, on December 17, 2002 and

          (ii)  file as Exhibit (a)(1)(N) a Memorandum from Jerry Rawls, the Company's Chief Executive Officer, sent to employees of the Company on December 11, 2002.

2

Item 12. Exhibits.

(a)(1)(A)*	Offer to Exchange Certain Outstanding Options for New Options, dated November 8, 2002
(a)(1)(B)*	Press Release dated November 8, 2002
(a)(1)(C)*	Memorandum from Jerry Rawls sent to employees of the Company on November 8, 2002
(a)(1)(D)*	Form of Election Form, incorporated by reference to Annex 1 to the Offer to Exchange Certain Outstanding Options for New Options filed as Exhibit (a)(1)(A) hereto
(a)(1)(E)*	Form of Notice to Withdraw from the Offer, incorporated by reference to Annex 2 to the Offer to Exchange Certain Outstanding Options for New Options filed as Exhibit (a)(1)(A) hereto
(a)(1)(F)*	Form of Electronic or Facsimile Confirmation of Receipt of Forms
(a)(1)(G)*	Form of Electronic or Facsimile Reminder to Employees
(a)(1)(H)	Form of Electronic or Facsimile Confirmation of Participation in the Offer to Exchange
(a)(1)(I)*	Finisar Corporation Annual Report on Form 10-K for its fiscal year ended April 30, 2002, filed with the Securities and Exchange Commission on July 29, 2002 and incorporated herein by reference
(a)(1)(J)*
Finisar Corporation Quarterly Report on Form 10-Q for its fiscal quarter ended July 28, 2002, filed with the Securities and Exchange Commission on September 11, 2002 and incorporated herein by reference
(a)(1)(K)*
Information regarding the beneficial ownership of Company common stock by certain executive officers and directors is incorporated by reference to the section headed "Stock Ownership of Certain Beneficial Owners and Management" contained in the Company's Proxy Statement for Annual Meeting of Stockholders filed with the Securities and Exchange Commission on August 28, 2002
(a)(1)(L)*	Notice to eligible option holders from Jerry Rawls, dated November 25, 2002
(a)(1)(M)	Press Release dated December 11, 2002
(a)(1)(N)	Memorandum from Jerry Rawls sent to employees of the Company on December 11, 2002
(b)	Not Applicable
(d)(1)*	Finisar Corporation 1989 Stock Option Plan, filed as Exhibit 10.2 to the Company's Registration Statement on Form S-1 (File No. 333-87017) and incorporated herein by reference
(d)(2)*	Form of Option Agreement pursuant to the Finisar Corporation 1989 Stock Option Plan
(d)(3)*	Finisar Corporation 1999 Stock Option Plan, filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1 (File No. 333-87017) and incorporated herein by reference
(d)(4)*	Form of Option Agreement pursuant to the Finisar Corporation 1999 Stock Option Plan

3

(d)(5)*	Finisar Corporation 2001 Nonstatutory Stock Option Plan
(d)(6)*	Form of Option Agreement pursuant to the Finisar Corporation 2001 Nonstatutory Stock Option Plan
(d)(7)*	Demeter Technologies, Inc. 2000 Stock Option Plan
(d)(8)*	Form of Option Agreement pursuant to the Demeter Technologies, Inc. 2000 Stock Option Plan
(d)(9)*	Shomiti Systems, Inc. 1995 Stock Plan
(d)(10)*	Form of Option Agreement pursuant to the Shomiti Systems, Inc. 1995 Stock Plan
(g)	Not Applicable
(h)	Not Applicable

*
Previously filed.

4

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to Schedule TO is true, complete and correct.

FINISAR CORPORATION
/s/ STEPHEN K. WORKMAN
Stephen K. Workman Senior Vice President, Finance Chief Financial Officer and Secretary
Dated: December 11, 2002

5

INDEX TO EXHIBITS

(a)(1)(A)*	Offer to Exchange Certain Outstanding Options for New Options, dated November 8, 2002
(a)(1)(B)*	Press Release dated November 8, 2002
(a)(1)(C)*	Memorandum from Jerry Rawls sent to employees of the Company on November 8, 2002
(a)(1)(D)*	Form of Election Form, incorporated by reference to Annex 1 to the Offer to Exchange Certain Outstanding Options for New Options filed as Exhibit (a)(1)(A) hereto
(a)(1)(E)*	Form of Notice to Withdraw from the Offer, incorporated by reference to Annex 2 to the Offer to Exchange Certain Outstanding Options for New Options filed as Exhibit (a)(1)(A) hereto
(a)(1)(F)*	Form of Electronic or Facsimile Confirmation of Receipt of Forms
(a)(1)(G)*	Form of Electronic or Facsimile Reminder to Employees
(a)(1)(H)	Form of Electronic or Facsimile Confirmation of Participation in the Offer to Exchange
(a)(1)(I)*	Finisar Corporation Annual Report on Form 10-K for its fiscal year ended April 30, 2002, filed with the Securities and Exchange Commission on July 29, 2002 and incorporated herein by reference
(a)(1)(J)*
Finisar Corporation Quarterly Report on Form 10-Q for its fiscal quarter ended July 28, 2002, filed with the Securities and Exchange Commission on September 11, 2002 and incorporated herein by reference
(a)(1)(K)*
Information regarding the beneficial ownership of Company common stock by certain executive officers and directors is incorporated by reference to the section headed "Stock Ownership of Certain Beneficial Owners and Management" contained in the Company's Proxy Statement for Annual Meeting of Stockholders filed with the Securities and Exchange Commission on August 28, 2002
(a)(1)(L)*	Notice to eligible option holders from Jerry Rawls, dated November 25, 2002
(a)(1)(M)	Press Release dated December 11, 2002
(a)(1)(N)	Memorandum from Jerry Rawls sent to employees of the Company on December 11, 2002
(d)(1)*	Finisar Corporation 1989 Stock Option Plan, filed as Exhibit 10.2 to the Company's Registration Statement on Form S-1 (File No. 333-87017) and incorporated herein by reference
(d)(2)*	Form of Option Agreement pursuant to the Finisar Corporation 1989 Stock Option Plan
(d)(3)*	Finisar Corporation 1999 Stock Option Plan, filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1 (File No. 333-87017) and incorporated herein by reference
(d)(4)*	Form of Option Agreement pursuant to the Finisar Corporation 1999 Stock Option Plan
(d)(5)*	Finisar Corporation 2001 Nonstatutory Stock Option Plan
(d)(6)*	Form of Option Agreement pursuant to the Finisar Corporation 2001 Nonstatutory Stock Option Plan
(d)(7)*	Demeter Technologies, Inc. 2000 Stock Option Plan
(d)(8)*	Form of Option Agreement pursuant to the Demeter Technologies, Inc. 2000 Stock Option Plan
(d)(9)*	Shomiti Systems, Inc. 1995 Stock Plan
(d)(10)*	Form of Option Agreement pursuant to the Shomiti Systems, Inc. 1995 Stock Plan

*
Previously filed.

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Introductory Statement
  Item 12. Exhibits.
SIGNATURE
INDEX TO EXHIBITS